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Exhibit 10.7

FIRST AMENDMENT TO LEASE

        This First Amendment to Lease ("First Amendment") is made and entered into as of the 7th day of July, 2004 by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and FAVRILLE, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

        A.    Landlord and Tenant entered into that certain Office Lease dated January 31, 2003 (the "Lease") whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises (the "Existing Premises") known as Suite 150 and consisting of a total of approximately 48,502 rentable square feet of space located on the first (1st) and second (2nd) floors of the building located at 10421 Pacific Center Court, San Diego, California (the "Building").

        B.    Tenant desires to expand the Existing Premises to include a total 13,987 rentable square feet of space located on the first (1st) and second (2nd) floors of the Building (the "Expansion Premises"), as more specifically set forth on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease on such terms and conditions as are hereinafter provided.

A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

        1.    Terms.    All undefined terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

        2.    Expansion Premises.    Effective as of August 1, 2004 (the "Expansion Premises Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Premises Commencement Date, the "Premises," as that term is defined in the Lease, shall consist of the Existing Premises and the Expansion Premises. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Expansion Premises shall be as set forth herein and shall not be subject to re-measurement or modification.

        3.    Expansion Term.

          3.1    Initial Expansion Term.    The term of Tenant's lease of the Expansion Premises (the "Expansion Term") shall commence upon the Expansion Premises Commencement Date, and shall expire on July 31, 2008 (the "Expansion Term Expiration Date").

          3.2    Option Term.

            3.2.1    Option Right.    Landlord hereby grants to Tenant two (2) options to extend the Expansion Term for a period of two (2) years (each, an "Option Term"), provided that the following conditions (the "Option Conditions") are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under the terms of the Lease, as amended hereby (a "Default"); (ii) as of the end of the Expansion Term, Tenant is not in Default; (iii) Tenant has not previously been in Default, beyond any applicable notice and cure period expressly set forth in the Lease, more than twice during the Expansion Term, and (iv) the Lease then remains in full force and effect and Tenant occupies one hundred percent (100%) of the Expansion Premises at the time the option to extend is exercised and as of the commencement of the Option Term. Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the

    Option Conditions (except those, if any, which are waived by Landlord), the Expansion Term, as it applies to the Expansion Premises, shall be extended for a period of two (2) years.

            3.2.2    Option Rent.    The annual rent payable by Tenant during each Option Term (the "Option Rent") shall be equal to the "Market Rent," as that term is defined in Section 2.2.2 of the Lease, for the Expansion Premises (as if the Expansion Premises were the Premises) as of the commencement date of the applicable Option Term.

            3.2.3    Exercise of Option.    The option contained in this Section 3.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 3.2.3. Tenant shall deliver notice (the "Exercise Notice") to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the then Expansion Term, stating that Tenant is exercising its option to extend the Expansion Term pursuant to the terms of this Section 3.2. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant's calculation of the Market Rent applicable to the Expansion Premises (the "Tenant's Option Rent Calculation"). Landlord shall deliver notice (the "Landlord Response Notice") to Tenant on or before the later to occur of (i) the date which is thirty (30) days after Landlord's receipt of the Exercise Notice and Tenant's Option Rent Calculation, and (ii) the date which is twelve (12) months prior to the expiration of the then Expansion Term (the "Landlord Response Date"), stating that (A) Landlord is accepting Tenant's Option Rent Calculation as the Market Rent applicable to the Expansion Premises, or (B) rejecting Tenant's Option Rent Calculation and setting forth Landlord's calculation of the Market Rent applicable to the Expansion Premises (the "Landlord's Option Rent Calculation"). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord's Option Rent Calculation. If Tenant does not affirmatively accept or if Tenant rejects the Market Rent specified in the Landlord's Option Rent Calculation, then the parties shall follow the procedure, and the Market Rent applicable to the Expansion Premises shall be determined, as set forth in Section 2.2.5 of the Lease.

        4.    Rent.

          4.1    Base Rent.    Commencing on the Expansion Premises Commencement Date and continuing throughout the initial Expansion Term, Tenant shall pay Annual Base Rent for the Expansion Premises as set forth below:

Period During Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate Per Square Foot of the Expansion Premises
August 1, 2004 through December 31, 2004	$102,600.00	$8,550.00	$0.9000*
January 1, 2004 through July 31, 2005	$151,059.60	$12,588.30	$0.9000*
August 1, 2005 through July 31, 2006	$157,101.96	$13,091.83	$0.9360
August 1, 2006 through July 31, 2007	$163,386.00	$13,615.50	$0.9734
August 1, 2007 through July 31, 2008	$169,921.44	$14,160.12	$1.0124

*
The Base Rent for August 1, 2004 through July 31, 2005 was calculated based on a Monthly Base Rental Rate Per Square Foot of the Expansion Premises of $0.90; provided, however, notwithstanding the actual square footage of the Expansion Premises, for the time period commencing on August 1, 2004 and ending on December 31, 2004, the Monthly Installment of Base Rent for the Expansion Premises was calculated based on a deemed square footage for the Expansion Premises of 9,500 rentable square feet. Commencing on December 1, 2004, and continuing for the remainder of the Expansion Term, the Monthly Installment of Base Rent for the Expansion Premises was calculated based on the actual square footage of the Expansion Premises (i.e., 13,987 rentable square feet). In addition, commencing on August 1, 2005, the Monthly Installment of Base Rent was calculated using three and 4/10 percent (3.4%) annual increases.

          4.2    Additional Rent.    Except as specifically set forth in this Section 4.2, during the Expansion Term, Tenant shall pay Tenant's Share of Direct Expenses for the Expansion Premises in accordance with the terms of Article 4 of the Lease. Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, for purposes of calculating the amount of Tenant's Share of Direct Expenses which Tenant shall pay in connection with the Expansion Premises, Tenant's Share shall equal 17.512%.

        5.    Improvements in the Expansion Premises.    Except as provided herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, "as-is" condition. Notwithstanding the foregoing, Landlord shall, at Landlord's sole cost and expense: (i) construct interior demising walls, including electrical and door hardware, in order to demise the Expansion Premises pursuant to the "Expansion Premises Space Plan," attached hereto as Exhibit B; (ii) re-carpet the carpeted areas within that portion of the Expansion Premises located on the second (2nd) floor, and (iii) relocate the Building monument sign to the location depicted on Exhibit C (the foregoing items (i) through (iii) shall be known collectively as the "Landlord Work"). All such Landlord Work shall be completed to Landlord's "building standard." Items (i) and (ii) of the Landlord Work shall be completed prior to the Expansion Premises Commencement Date. Landlord shall use commercially reasonable efforts to complete item (iii) of the Landlord Work prior to September 1, 2004; provided however, the failure to complete item (iii) of the Landlord Work prior to September 1, 2004 shall not (A) affect the validity of this First Amendment, or (B) entitle Tenant to any compensation or damages. Landlord and Tenant hereby agree that, except for the Landlord Work, any Alterations constructed in the Expansion Premises shall be completed pursuant to the terms and conditions of Article 8 of the Office Lease. Landlord hereby acknowledges that Tenant may occupy the Expansion Premises during the construction of the Landlord Work; provided, however, notwithstanding such occupancy of the Expansion Premises, Tenant hereby agrees that Landlord shall be permitted to perform and complete the Landlord Work during normal business hours, without any obligation to pay overtime or other premiums. Tenant further agrees that the construction of the Landlord Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent payable pursuant to the Lease. Landlord hereby agrees to use commercially reasonable efforts to minimize the disruption caused to Tenant by the construction of the Landlord Work; provided, however, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the construction of the Landlord Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Expansion Premises or of Tenant's personal property or improvements resulting from the construction of the Landlord Work or Landlord's actions in connection with the construction of the Landlord Work, or for any inconvenience or annoyance occasioned by the construction of the Landlord Work or Landlord's actions in connection with the construction of the Landlord Work.

        6.    Brokers.    Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment except Colliers International and CB Richard Ellis (Collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent except Brokers. The terms of this Section 6 shall survive the expiration or earlier termination of this First Amendment.

        7.    Tenant's Right of First Refusal.    Landlord and Tenant hereby acknowledge and agree that, commencing on the Expansion Premises Commencement Date, and continuing thereafter for the remainder of the Lease Term, the terms of Section 1.3 of the Lease (Right of First Refusal) shall not be applicable to the Expansion Premises and, therefore, Section 1.3 of the Lease shall be null and void and of no force or effect with respect to the Expansion Premises.

        8.    No Further Modification.    Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

[signature page to follow]

        IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed on the day and date first above written.

"LANDLORD":
KILROY REALTY, L.P., a Delaware limited partnership
By:	Kilroy Realty Corporation, a Maryland corporation, General Partner
By:	/s/ JEFFREY C. HAWKEN
Its:	Executive Vice President and Chief Operating Officer
By:	/s/ JOHN T. FUCCI
Its:	Senior Vice President, Asset Management
"TENANT":
FAVRILLE, INC., a Delaware corporation
By:	/s/ JOHN P. LONGENECKER
Its:	Chief Executive Officer
By:	/s/ TAMARA A. SEYMOUR
Its:	Chief Financial Officer

EXHIBIT A
OUTLINE OF EXPANSION PREMISES

1

EXHIBIT B
EXPANSION PREMISES SPACE PLAN

1

EXHIBIT C
LOCATION OF BUILDING MONUMENT SIGN
[TO BE PROVIDED]

1

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FIRST AMENDMENT TO LEASE
R E C I T A L S
A G R E E M E N T
EXHIBIT A OUTLINE OF EXPANSION PREMISES
EXHIBIT B EXPANSION PREMISES SPACE PLAN
EXHIBIT C LOCATION OF BUILDING MONUMENT SIGN [TO BE PROVIDED]